MA SOC Filing Number: 202696284300 Date: 1/9/2026 6:49:45 PM

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PIMCO CORPORATE & INCOME STRATEGY FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Corporate & Income Strategy Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts; and

WHEREAS, E. Grace Vandecruze retired as a Trustee of the Trust, effective as of December 31, 2025.

NOW, THEREFORE, as a result of the foregoing Trustee retirement, the eight (8) Trustees of the Trust are:

Libby D. Cantrill	650 Newport Center Drive Newport Beach, CA 92660

Sarah E. Cogan	1633 Broadway New York, New York 10019

Deborah A. DeCotis	1633 Broadway New York, New York 10019

David Flattum	650 Newport Center Drive Newport Beach, CA 92660

Kathleen A. McCartney	1633 Broadway New York, New York 10019

Mark Michel	1633 Broadway New York, New York 10019

Sonya Morris	1633 Broadway New York, New York 10019

Alan Rappaport	1633 Broadway New York, New York 10019

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IN WITNESS WHEREOF, this Notice has been subscribed this 9th day of January, 2026, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Ryan G. Leshaw, Chief Legal Officer and Secretary

Signature Page – PIMCO Corporate & Income Strategy Fund (PCN)

MA SOC Filing Number: 202696284300 Date: 1/9/2026 6:49:45 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

January 09, 2026 06:49 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth